Exhibit 99.1

Agios and Celgene Establish New Collaboration in Metabolic Immuno-Oncology and

Amend Certain Rights from 2010 Agreement

- New Collaboration Builds on Agios Research Platform and Leverages Celgene Capabilities;

Agios to Receive $200 Million Upfront Payment -

- AG-120 Rights Outside the United States Transferred to Agios -

CAMBRIDGE, MA and SUMMIT, NJ, May 17, 2016 — Agios Pharmaceuticals, Inc. (NASDAQ: AGIO) and Celgene Corporation (NASDAQ: CELG) today announced an agreement creating a new global strategic collaboration focused on metabolic immuno-oncology, an emerging field of cancer research focused on altering the metabolic state of immune cells to enhance the body’s immune response to cancer. The goal of the collaboration is to discover, develop and commercialize novel therapies based on Agios’ innovative cellular metabolism research platform. Agios will receive an upfront cash payment of $200 million plus the potential for additional payments if certain development and regulatory milestones are achieved. Agios will host a conference call for investors today at 5 p.m. ET.

“The immune system’s ability to attack tumors is highly regulated by cellular metabolism. This emerging discipline of metabolic immuno-oncology has great potential to provide novel insights and targets for cancer immunotherapy in solid and hematologic malignancies,” said Rob Hershberg, M.D., Ph.D., chief scientific officer at Celgene. “This strategic agreement combines Agios’ scientific leadership in cellular metabolism with Celgene’s expertise and growing efforts in immuno-oncology and builds upon the extremely productive partnership and working relationship that exist between our two companies.”

“Metabolic immuno-oncology is an exciting new area of research for Agios that holds tremendous promise for patients and builds on our strength in cellular metabolism,” said David Schenkein, M.D., chief executive officer at Agios. “Following our successful cancer metabolism partnership, we look forward to continuing our work with Celgene in this new field. This strategic alliance will allow Agios to quickly expand our existing research platform into a third core area while leveraging Celgene’s capabilities and broad portfolio of immuno-oncology assets.”

Also announced today, the companies modified certain rights from their 2010 collaboration (the “2010 Agreement”). First, Agios, which previously held U.S. rights for AG-120, gained global development and commercialization rights to the program from Celgene. As of August 15, 2016, neither party will have financial or other obligations to each other related to AG-120. There are no other changes to the existing IDH partnership between Agios and Celgene. Second, the companies agreed that rights to two cancer metabolism programs discovered under the 2010 Agreement, including a program focused on MTAP (methylthioadenosine phosphorylase) deleted cancers, will advance under the structure of the new research collaboration outlined below. Following the expiration of the discovery phase of the 2010 Agreement on April 14, 2016, all other cancer metabolism programs discovered at Agios will remain wholly owned by Agios.

New Metabolic Immuno-Oncology Collaboration

Metabolic immuno-oncology is a rapidly evolving scientific area focused on altering the metabolic state of immune cells, or the tumor microenvironment, to enhance the body’s immune response to cancer. There is increasing evidence that metabolism plays an important role in the regulation of immune cells and their response to tumors. The collaboration aims to discover novel metabolic pathways and their modulators that affect the metabolic state of immune cells, which may serve as potent anticancer therapies. In addition, Agios will focus on discovering molecular markers in order to identify patients who are most likely to respond to therapies.

Scope:

•	Agios will receive an upfront cash payment of $200 million for the initial four-year research term. Celgene has the option to extend the research term for up to two years for a pre-specified amount.

•	Exploratory research, drug discovery and early development will be led by Agios.

•	Generally, collaboration programs may be designated by Celgene when preclinical studies begin, and Celgene will then have an option on each program up through Phase 1 dose escalation for at least a $30 million fee.

Economic Terms on Optioned Programs:

•	For metabolic immuno-oncology programs, Celgene and Agios will enter into a global co-development and co-commercialization agreement with a worldwide 50/50 cost and profit share. Agios is eligible for up to $169 million in clinical and regulatory milestone payments for each program.

•	The two cancer metabolism programs from the 2010 Agreement, including a program focused on MTAP deleted cancers, are eligible for the same global co-development, co-commercialization and milestone structure described above.

•	Celgene will have a one-time opportunity to select a metabolic immuno-oncology program for which costs and profits will be shared 65 percent by Celgene and 35 percent by Agios. Agios may also receive up to $209 million in clinical and regulatory milestone payments for this program.

•	For any inflammation or autoimmune programs that may result from the collaboration, Celgene has the option to enter into an exclusive worldwide license agreement and lead worldwide development and commercialization. For any such licensed products, Agios may receive up to $386 million in clinical, regulatory and commercial milestone payments, as well as double-digit tiered royalties on any net sales.

Development and Commercial Rights:

•	Agios and Celgene will alternate leadership of all 50/50 programs in the U.S. territory, with Agios making the first program selection.

•	Celgene will lead ex-U.S. development and commercialization for all programs. Celgene will lead worldwide development and commercialization for the 65/35 program.

Global Rights for AG-120 Transferred to Agios

Agios now has full global development and commercial rights for AG-120, a first-in-class, oral, potent inhibitor of mutant isocitrate dehydrogenase 1 (IDH1). Agios is studying AG-120 in AML in multiple clinical trials, including as a single agent in the relapsed/refractory setting as well as in combination with standard chemotherapy regimens in the frontline setting. Additionally, Agios plans to initiate pivotal trials in AML and is exploring the use of AG-120 in several solid tumors, including cholangiocarcinoma and glioma.

“We are excited to consolidate the full worldwide rights for AG-120, providing us with another wholly owned investigational therapy discovered by Agios scientists to develop and commercialize along with our rare genetic disorders programs,” said Dr. Schenkein. “We know that people with AML have limited treatment options today, and we are committed to bringing AG-120 through pivotal development as quickly as possible.”

AGIOS CONFERENCE CALL INFORMATION

Agios will host a conference call and live webcast with slides for investors today at 5 p.m. ET. To participate in the conference call, please dial (877) 377-7098 (domestic) or (631) 291-4547 (international) and refer to conference ID 15115720. The live webcast can be accessed under “Events & Presentations” in the Investors & Media section of the company’s website at www.agios.com. The archived webcast will be available on the company’s website beginning approximately two hours after the event.

About the Agios-Celgene IDH Program

AG-221 and AG-881 remain part of Agios’ global strategic collaboration with Celgene Corporation, and there are no changes to these programs. Under the terms of the 2010 Agreement, Celgene has worldwide development and commercialization rights for AG-221 (CC-90007). Agios continues to conduct clinical development activities within the AG-221 development program and is eligible to receive up to $95 million in payments on achievement of certain milestones and royalties on any net sales. For AG-881, the companies have a joint worldwide development and 50/50 profit share collaboration, and Agios is eligible to receive regulatory milestone payments of up to $70 million.

About Agios

Agios is focused on discovering and developing novel investigational medicines to treat cancer and rare genetic metabolic disorders through scientific leadership in the field of cellular metabolism. In addition to an active research and discovery pipeline across both therapeutic areas, Agios has multiple first-in-class investigational medicines in clinical and/or preclinical development. All Agios programs focus on genetically identified patient populations, leveraging our knowledge of metabolism, biology and genomics. For more information, please visit the company’s website at www.agios.com.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through next-generation solutions in protein homeostasis, immuno-oncology, epigenetics, immunology and neuro-inflammation. For more information, please visit www.celgene.com. Follow Celgene on Social Media: @Celgene, Pinterest, LinkedIn, FaceBook and YouTube.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the potential benefits of, and plans relating to the collaboration between Agios and Celgene; the potential of IDH1/IDH2 as therapeutic targets; the potential benefits of product candidates targeting IDH1/IDH2 or other genetic mutations, including AG-221, AG-120, and AG-881; and the benefit of each company’s strategic plans and focus. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “would,” “could,” “potential,” “possible,” “hope” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from current expectations and beliefs. For example, there can be no guarantee that any product candidate will be successfully developed or complete necessary preclinical and clinical phases, or that development of any of product candidates will successfully continue. There can be no guarantee that any positive developments will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other important factors, including: results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. FDA and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; the ability to obtain and maintain requisite regulatory approvals and to enroll patients in its planned clinical trials; unplanned cash requirements and expenditures; competitive factors; the ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates ; the ability to maintain key collaborations; and general economic and market conditions. These and other risks are described in greater detail under the caption “Risk Factors” included in each company’s public filings with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and neither company has any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACTS

Agios Pharmaceuticals:

Investors:

Kendra Adams, 617-844-6407

Senior Director, Investor & Public Relations

Kendra.Adams@agios.com

Renee Leck, 617-649-8299

Senior Manager, Investor & Public Relations

Renee.Leck@agios.com

Media:

Dan Budwick, 973-271-6085

Senior Vice President, Media Relations

Pure Communications Inc.

dan@purecommunicationsinc.com

Celgene Corporation:

Investors:

Patrick E. Flanigan III, 908-673-9969

Corporate Vice President, Investor Relations

Media:

Brian P. Gill, 908-673-9530

Vice President, Corporate Communications